Exhibit 10.4

NVENT MANAGEMENT COMPANY

NON-QUALIFIED DEFERRED COMPENSATION PLAN

Effective as of April 30, 2018

i

ii

NVENT MANAGEMENT COMPANY

NON-QUALIFIED DEFERRED COMPENSATION PLAN

ARTICLE I

HISTORY, PURPOSE AND EFFECTIVE DATE OF PLAN

Effective January 1, 1993, Pentair, Inc. established a non-qualified deferred compensation plan for the benefit of certain management and highly compensated employees of Pentair and various companies in the Pentair controlled group, called the Pentair, Inc. Non-Qualified Deferred Compensation Plan (the “Prior Plan”). Effective April 30 2018, nVent Electric plc spun-off from Pentair plc, and in connection therewith its subsidiary, nVent Management Company, established this nVent Management Company Non-Qualified Deferred Compensation Plan for the purpose of (1) assuming the liabilities of the Prior Plan with respect to those participants in the Prior Plan who became employed with the Company or one of its affiliates, including the liability to pay amounts deferred prior to January 1, 2005, which are governed by terms of Appendix A hereto, and (2) to permit eligible participants to defer the receipt of base and bonus compensation and to provide for the replacement of benefits unavailable to certain participants under the RSIP due to certain limitations imposed by the Internal Revenue Code of 1986, as amended.

The Plan is for the benefit of a select group of management and highly compensated employees. Benefits under the Plan are unfunded and unsecured general obligations of the Company and its participating affiliates. Plan participants have the status of unsecured general creditors of their employing company. Any assets acquired or set aside for purposes of providing or measuring, or both, this deferred compensation may be held in a grantor trust as the property of the participant’s employing company and subject to the claims of its general creditors. To the extent any assets are held in a grantor trust, the terms and provisions of the trust document will control in all cases where it is in conflict with the Plan.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

Section 2.1.    Definitions. Unless the context clearly or necessarily indicates the contrary, when capitalized the following words and phrases shall have the meanings shown when used in this Article or other parts of the Plan.

(1)    “Accounts” are the accounts under the Plan to be maintained for each Participant or the Beneficiary of a deceased former Participant. On the Effective Date, the opening Account balance of each Participant shall be his or her Account balance under the Prior Plan as of immediately prior to the Effective Date.

(2)    “Administrator” is the person assigned by the Company or Committee to handle the day-to-day administration of the Plan.

(3)    “Base Compensation” includes the items of remuneration paid to or on behalf of a Participant for services rendered to a Participating Employer as an Employee, as listed or described in the left-hand column of Schedule 1, but not including any such items listed or described in the right-hand column of Schedule 1. If a remuneration item is not listed or described in Schedule 1, the Committee shall determine whether such item is included or excluded from Base Compensation by taking into account the nature of the item and its similarity to an item which is so listed.

(4)    “Before-tax Deposits” are compensation deferrals of Base Compensation and/or Bonus Compensation made under the Plan at the election of a Participant pursuant to Article III.

(5)    “Beneficiary” is the individual, trust or other entity designated as such in writing by a Participant in accordance with applicable Plan provisions, or such person as otherwise determined under the Plan, to receive benefits accumulated hereunder in the event of the Participant’s death. If a Participant is married at the time of death, the sole Beneficiary shall be the Participant’s Spouse at such time unless the Spouse has otherwise waived or released the right to be named as a beneficiary hereunder, or to be considered as the Participant’s surviving Spouse for such purposes (e.g., an enforceable prenuptial agreement), as determined in the discretion of the Committee, or the Spouse has consented in writing to the designation of a different Beneficiary and such consent is witnessed by an authorized Plan representative or a notary public.

(6)    “Bonus Compensation” is compensation awarded to a Participant pursuant to one of the plans listed on Schedule 2. Compensation awarded to a Participant under any other incentive plan shall not be treated as Bonus Compensation.

(7)     “Change in Control” or “CIC” is any one of the following:

(i)	When a person, or more than one person acting as a group, acquires more than fifty percent (50%) of the total fair market value or total voting power of the Parent’s ordinary shares;

(ii)	When a person, or more than one person acting as a group, acquires within a twelve (12) month consecutive period, ending with the date of the most recent stock acquisition, ordinary shares of the Parent, in either case possessing at least thirty percent (30%) of the total voting power of such common shares or ordinary shares, as applicable;

(iii)	When a majority of the members of the board of directors of the Parent is replaced within a twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of such board as constituted before such appointment or election; or

(iv)	When a person, or more than one person acting as a group, acquires within a twelve (12) month consecutive period assets from the Parent or an entity controlled by the Parent that, in either case, have a total gross fair market value equal to seventy-five percent (75%) of the total fair market value of the assets of the Parent and all such entities, as applicable.

Once a person or group acquires shares meeting the thresholds set forth in paragraphs (i) and (ii) immediately preceding, additional acquisitions of such shares by that person or group shall be ignored in determining whether another CIC has occurred. Asset transfers between or among controlled entities as determined before such transfers shall not be considered in applying paragraph (iv) immediately preceding. This provision shall be interpreted and administered in a manner consistent with the definition of a “change of control” under Code section 409A.

(8)    “Code” is the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to refer to successor provisions thereto and the regulations promulgated thereunder.

(9)    “Committee” is the Committee described in Article IX.

(10)    “Company” is nVent Management Company or any successor thereto.

(11)    “Disabled” or “Disability” is a physical or mental condition, resulting from physical or mental sickness or injury, which prevents the individual while an Employee from engaging in any substantial gainful activity, and which condition can be expected to last for a continuous period of not less than twelve (12) months. For purposes of applying Section 3.2(c), however, the immediately preceding sentence shall be applied by substituting “six (6) months” for “twelve (12) months.”

(12)    “Effective Date” is April 30, 2018.

(13)    “Employee” is an individual who is (i) employed by a Participating Employer, (ii) a highly compensated or key management employee of a Participating Employer as determined by the Committee, (iii) in an employment position or salary grade classified by the Company or Committee as eligible to participate in the Plan, and (iv) eligible to participate in the RSIP. In the event an individual satisfies the foregoing requirements except he or she is not eligible to participate in the RSIP (e.g., an individual within an employee group to which the RSIP has not been extended), such individual may, in the discretion of the Committee, be considered an Employee solely for purposes of allowing such individual to elect Before-tax Deposits and not for purposes of being eligible for Employer Contributions.

(14)    “Employer” is the Company and, except as prescribed by the Committee, each other corporation or unincorporated business which is a member of a controlled group of corporations or a group of trades or businesses under common control (within the meaning of Code section 414(b) or (c)) which includes the Company, but with respect to other business entities during only the periods of such common control with the Company.

(15)    “Employer Contributions” are amounts contributed under the Plan by Participating Employers pursuant to Article IV, and includes Employer Discretionary Contributions described in Section 4.1 and Employer Matching Contributions described in Section 4.2.

(16)    “Equity Awards” are share-related awards granted under the Omnibus Incentive Plan that are designated as eligible to be deferred under this Plan in the award letter or other document evidencing such award. This term also includes equity awards granted prior to the Effective Date under the Pentair plc 2012 Stock and Incentive Plan for which a Participant had in effect a deferral election prior to the Effective Date under the Prior Plan.

(17)    “ERISA” is the Employee Retirement Income Security Act of 1974, as amended. Any reference to a specific provision of the Code shall be deemed to refer to successor provisions thereto and the regulations promulgated thereunder.

(18)    “Fair Market Value” has the meaning ascribed in the Omnibus Incentive Plan.

(19)    “Investment Fund” is a deemed investment made available by the Committee and selected (or deemed selected) by a Participant for purposes of crediting investment earnings and losses to a Participant’s Account.

(20)    “Omnibus Incentive Plan” is the nVent Electric plc 2018 Stock and Incentive Plan, as it may be amended from time to time, or any successor thereto.

(21)    “Parent” is nVent Electric plc, an Irish company, or any successor thereto.

(22)    “Participant” is an individual who has validly elected to participate hereunder and who has elected Before-tax Deposits, deferrals of Equity Awards or is entitled to receive Employer Contributions. An individual who (i) made a deferral election under the Prior Plan affecting Base Compensation, Bonus Compensation or Equity Awards, which election is in effect as of immediately prior to the Effective Date, or who has an opening Account balance hereunder on the Effective Date and (ii) is employed on the Effective Date by the Company or any Affiliate, shall automatically become a Participant hereunder on the Effective Date. An individual who has become a Participant shall continue as a Participant until the earlier of his or her death and the date the balance in his or her Account has been paid.

(23)    “Participating Employer” is the Company and each other Employer, except as otherwise prescribed by the Committee or the terms of any purchase agreement entered into with respect to the Company’s or an affiliate’s acquisition of such Employer.

(24)    “Pentair Share” is an ordinary share of Pentair plc, nominal value $0.01.

(25)    “Pentair Share Unit” is a unit that has a value equal to one Pentair Share.

(26)    “Pentair Share Unit Fund” is the Investment Fund described in Section 6.2(b), which is deemed invested in Pentair Shares. The Pentair Share Unit Fund shall be used solely as a means to track deferrals of Equity Awards that relate to Pentair Shares.

(27)    “Performance-Based Compensation” is Bonus Compensation or Equity Awards the amount of which, or the entitlement to which, is contingent on the satisfaction of preestablished organizational or individual performance criteria relating to a performance period of at least twelve (12) months. Goals are considered preestablished if established in writing no later than ninety (90) days after the commencement of the performance period. Performance-Based Compensation does not include any amount or payment that will be paid either regardless of performance, or based upon a level of performance that is substantially certain to be met at the time the criteria is established. Notwithstanding the foregoing, Bonus Compensation or Equity Awards will be considered Performance-Based Compensation if the compensation will be paid regardless of satisfaction of the performance goals in the event of the Participant’s death, Disability or a CIC, provided that payment under such circumstances without regard to the satisfaction of the performance criteria will not constitute Performance-Based Compensation.

(28)    “Plan Year” is the calendar year.

(29)    “Pre-Deferral Compensation” is the combined amount of Base and Bonus Compensation which would have been paid in a Plan Year but for a Before-tax Deposit election hereunder or a before-tax deposit election under the RSIP, or both.

(30)    “Prior Plan” is the Pentair, Inc. Non-Qualified Deferred Compensation Plan as in effect immediately prior to the Effective Date.

(31)    “Retirement” is an individual’s Separation from Service on or after the attainment of age fifty-five (55) and the completion of at least ten (10) years of service with one or more Employers. Service with Pentair plc and its affiliates prior to the Effective Date shall be treated as service hereunder.

(32)    “RSIP” is (i) through December 31, 2018, the Pentair, Inc. Retirement Savings and Stock Incentive Plan, as amended from time to time, and (ii) thereafter, the Retirement Savings and Stock Incentive Plan established by the Employer, as amended from time to time, or any successor plan thereto.

(33)    “Separation from Service” is the termination of employment as an employee, from all business entities that comprise the Employer, for reasons other than death or Disability. A Participant will be deemed to have incurred a Separation from Service when the level of bona fide services performed by the Participant for the Employer permanently decreases to a level equal to twenty percent (20%) or less of the average level of services performed by the Participant for the Employer during the immediately preceding thirty-six (36) month period (or such lesser period of service). Notwithstanding the foregoing, a Participant on a bona fide leave of absence from an Employer shall be considered to have incurred a Separation from Service no later than the six (6) month anniversary of the absence (or twenty-nine (29) months in the event of an absence due to a Disability described in the last sentence of Section 2.1(11)) or the end of such longer period during which the individual has the right by law or agreement to return to employment upon the expiration of the leave. Notwithstanding the foregoing, if following the Participant’s termination of employment from the Employer the Participant becomes a non-employee director or becomes or remains a consultant to the Employer, then the date of the Participant’s Separation from Service may be delayed until the Participant ceases to provide services in such capacity to the extent required by Code section 409A.

(34)    “Share” is an ordinary share of the Parent, nominal value $0.01. No Shares have been authorized for issuance under this Plan. All Shares payable under this Plan are issued from the Omnibus Incentive Plan.

(35)    “Share Unit Fund” is the Investment Fund described in Section 6.2(b), which is deemed invested in Shares. The Share Unit Fund shall be used solely as a means to track deferrals of Equity Awards.

(36)    “Share Unit” is a unit that has a value equal to one Share.

(37)    “Specified Employee” is a Participant who is a key employee for a Plan Year, with such status as to that period becoming effective as of April 1st next following such Plan Year and lasting until the following April 1st. A key employee is an employee of an Employer who (i) at any time during the Plan Year owns at least five percent (5%) of the stock (or capital or profits interest) of an Employer, (ii) owns one percent (1%) of the stock (or capital or profits interest) of an Employer and whose compensation exceeds the dollar limit for such period described in Code section 416(1)(iii), or (iii) is an officer of an Employer and whose compensation exceeds the dollar limit for such period described in Code section 416(1)(i), as adjusted. No more than the lesser of fifty (50) employees or ten percent (10%) of all employees shall be treated as officers for that period by reason of clause (iii) immediately preceding. In the event the number of officers exceeds such number, the employees included in such number will be those with the highest compensation for that period. For the period from the Effective Date through April 1, 2019, a Participant will be considered a Specified Employee hereunder if he or she was considered a Specified Employee under the Prior Plan as of immediately prior to the Effective Date.

(38)    “Spouse” is an individual whose marriage to a Participant is recognized under the laws of the United States (or any one of the states) and who is considered the Participant’s spouse by the Internal Revenue Service for purposes of the Code.

(39)    “Trust” is the nVent Management Company Non-Qualified Deferred Compensation Plan Trust.

(40)    “Trustee” is the person appointed as the trustee under the Trust.

(41)    “Unforeseeable Emergency” is a severe financial hardship to the Participant resulting from: an illness or accident to the Participant or his or her Spouse or tax-dependent; the loss of a home due to an uncompensated (by insurance or otherwise) casualty; and other similar extraordinary and unforeseeable circumstances beyond the control of the Participant.

(42)    “Valuation Date” is, with respect to Investment Funds which correspond to funds available under the RSIP, a date as of which such corresponding funds are valued under the RSIP; with respect to other Investment Funds, it is the last day of each Plan Year and such other dates as are prescribed by the Committee.

Section 2.2.    Eligibility to Participate.

(a)    Eligibility to Make Before-tax Deposits and Deferrals of Equity Awards. Subject to the provisions of Article III, all Employees are eligible to elect Before-tax Deposits and to defer Equity Awards.

(b)    Eligibility for Employer Contributions. Employees eligible to receive an Employer Discretionary Contribution for a Plan Year are described in Section 4.1(a), and Employees eligible to receive an Employer Matching Contribution for a Plan Year are described in Section 4.2(a).

(c)    Suspension of Eligibility. (1) Failure to Qualify as an Employee. Once an individual becomes an Employee, such individual shall remain an Employee, regardless of the identity of his or her Participating Employer, so long as he or she continues to be described in Section 2.1(13). In the event an individual becomes an Employee and thereafter remains employed by an Employer but not as an Employee, or such Employer is not then a Participating Employer, except as directed by the Committee such individual’s eligibility to elect Before-tax Deposits or deferrals of Equity Awards shall be suspended at the end of the Plan Year in which such status change occurs and such individual’s eligibility to receive an allocation of Employer Contributions shall be suspended immediately on the date such status change occurs.

(2)    Resumption. Upon resuming status as an Employee, an individual whose eligibility to participate in the Plan has been suspended may again elect Before-tax Deposits or deferrals of Equity Awards under the Plan pursuant to the provisions of Article III.

Section 2.3.    Purpose. As a tax-qualified plan, the RSIP is subject to various Code provisions which limit the contributions which can be made on behalf of participants. The Plan is designed to offer the same contribution formulas (without duplication) as are offered under the RSIP but without regard to such Code provisions, including Code sections 401(a)(17) (compensation cap), 401(k) and 401(m) (annual discrimination tests and related rules for elective and matching contributions), 402(g) and 414(v) (annual dollar limit on elective contributions), and 415(c) (limit on annual additions). In addition, the Plan is designed to offer participants the ability to defer certain items of compensation that would not be able to be deferred under the RSIP, such as equity awards granted under the Omnibus Incentive Plan. It is intended that all Accounts represent retirement income within the meaning of 4 USC § 114(b)(1)(I)(ii) if paid after termination of employment. The Plan is not solely intended to provide benefits in excess of the Code section 415 limits, however, and therefore it is not an “excess benefit plan” as defined in ERISA section 3(36).

Section 2.4.    Construction.

(a)    General. Wherever any words are used herein in the singular, masculine, feminine or neuter form, they shall be construed as though they were used in the plural, feminine, masculine or non-neuter form, respectively, in all cases where such interpretation is reasonable. The words “hereof ,” “herein,” “hereunder,” and other similar compounds of the word “here” shall mean and refer to this entire document and not to any particular Article or Section. Titles of Articles and Sections are for general information only, and the Plan is not to be construed by reference thereto.

(b)    Applicable Law. To the extent not preempted by ERISA or any other federal statute, the Plan shall be construed and its validity determined according to the substantive laws of the State of Minnesota, without reference to conflict of law principles thereof. In case any provision of the Plan shall be held illegal or invalid for any reason, the Plan shall be construed and enforced as if it did not include such provision.

ARTICLE III

PARTICIPANT DEFERRALS

Section 3.1.    Election to Participate.

(a)    General. (1) Annual Election. Prior to January 1 of each Plan Year, an Employee may elect: (A) to make Before-tax Deposits from his or her Base Compensation that will be earned and paid in such Plan Year, (B) to make Before-tax Deposits from his or her Bonus Compensation that will be earned (or begin to be earned) in such Plan Year, (C) to defer all or a portion of his or her Equity Awards that will be granted in such Plan Year (for this purpose, an Equity Award shall be considered granted when the Parent takes action to approve such grant), and (D) the form and time of distribution of the Account with respect to such Plan Year, as permitted by Section 7.1(b). Such election shall be made as of the times the Committee may prescribe and shall be irrevocable as of December 31 of the year immediately preceding the Plan Year for which such elections are effective.

(2)    Mid-Year Elections: Bonus Compensation or Equity Award. If and to the extent allowed by the Committee, an Employee also may elect Before-tax Deposits from his or her Bonus Compensation and may elect to defer all or a portion of his or her Equity Awards as follows:

(i)	If the Bonus Compensation or Equity Award qualifies as Performance-Based Compensation, the election may be made no later than six (6) months before the end of the performance period; or

(ii)	If the Bonus Compensation or Equity Award is subject to a substantial risk of forfeiture that will not lapse until at least thirteen (13) months after the date of award or grant (or earlier upon death, Disability or a CIC), the election may be made no later than the first thirty (30) days after the date of award or grant; provided that if the Bonus Compensation actually vests within the first thirteen (13) months by reason of the Employee’s death, Disability, or a CIC, then the deferral election shall be cancelled; or

(iii)	If the Bonus Compensation or Equity Award is subject to a substantial risk of forfeiture that will not lapse until at least one year after the date of grant, the election may be made at least one year prior to the date such award will vest, provided that the amount is deferred for a minimum of five (5) years from the date the Bonus Compensation or Equity Award vests.

Such election shall be made as of the times the Committee may prescribe and shall be irrevocable as of the latest date permitted hereunder. If an Employee has not previously elected a time and form of distribution with respect to the Account to which the deferrals described herein will be credited, he or she may do so as part of his or her deferral election hereunder.

(b)    Participation During Plan Year.

(1)    Initial Participation. An Employee who first becomes eligible to participate in the Plan during a Plan Year may elect, within the first thirty (30) days of becoming so eligible, (A) Before-tax Deposits from his or her Base Compensation for that Plan Year earned and paid after such election, and (B) the form and time of distribution of the Account with respect to such Plan Year, as permitted by Section 7.1(b). Such individual may also make the elections described in Section 3.1(a)(2), if applicable.

(2)    Resumption of Participation. An individual who has been eligible to participate in the Plan, who loses such eligibility by reason of a Separation from Service or otherwise, and who again becomes eligible to participate in the Plan, shall not be eligible to participate in the Plan for purposes of authorizing Before-tax Deposits or deferrals of Equity Awards, and shall not be eligible to receive an allocation of Employer Contributions, for the Plan Year in which he or she again becomes so eligible unless he or she (i) has not been eligible to make Before-tax Deposits or deferrals of Equity Awards for two (2) or more consecutive years or (ii) has previously incurred a Separation from Service and been paid all benefits under the Plan after such separation and before again becoming eligible for the Plan.

(c)    Carryover of Elections from Prior Plan. Any elections made by Participants under the Prior Plan with respect to 2018, or with respect to Bonus Compensation or Equity Awards that have not be paid or settled prior to the Effective Date, shall automatically carry-over into this Plan.

Section 3.2.    Amount of Participant’s Deferrals.

(a)    Deferral Elections. At the time an Employee elects to make Before-tax Deposits or defer an Equity Award for a Plan Year, he or she shall designate the percentage of Base Compensation, Bonus Compensation, or Equity Awards to be deferred. Except as described subsection (c), the percentage elected shall be irrevocable with respect to the compensation to which it relates. In the event a payroll period with respect to Base Compensation straddles the end of a Plan Year, the election, if any, to defer for the Plan Year in which the payroll period ends shall control the amount or rate to be deferred.

(b)    Maximum Deferrals and Coordination with the RSIP. The maximum deferrals which may be elected by a Participant for a Plan Year shall be established from time to time by the Committee and may be expressed as a maximum amount or percentage. Different maximums may be applied to deferrals of Base, Bonus Compensation, and Equity Awards or different items of Bonus Compensation and Equity Awards. Such maximums shall be established before a Plan Year and shall apply throughout that year, or shall apply to the award to which the maximum relates. Any such maximums on Base and Bonus Compensation shall be first absorbed by Before-tax Deposits and then, to the extent the maximum has not been reached, by before-tax deposits under the RSIP.

(c)    Intra-Year Cessation of Before-tax Deposits. In the event a Participant dies, becomes Disabled, or, as directed by the Committee, applies for and is granted a distribution pursuant to Article VIII, Before-tax Deposits on behalf of such Participant for the balance of the Plan Year shall be suspended. The suspension shall be effective no later than the second payroll period ending after the Participant’s death; two and one-half (2-1/2) months after the Participant becomes Disabled; or the second payroll period ending after the Committee approves the distribution and directs the suspension, whichever is applicable.

Section 3.3.    Payment of Deposits to Trustee. Unless otherwise directed by the Committee, a Participating Employer shall remit amounts withheld as Before-tax Deposits to the Trustee as soon as administratively feasible after such amounts are withheld. In the event the Committee so otherwise directs or if the Trust (or some other funding arrangement) does not then exist, then the amounts so withheld shall be retained by the Participating Employer as part of its general assets and, in order to determine investment earnings and losses thereon, shall be allocated to one or more Investment Funds as determined by the Committee no later than the first day of the second calendar month immediately following the calendar month of such withholding.

ARTICLE IV

EMPLOYER CONTRIBUTIONS

Section 4.1.    Employer Discretionary Contribution.

(a)    Eligibility for Employer Discretionary Contributions. Employees eligible to receive an Employer Discretionary Contribution for a Plan Year shall be those individuals

(i)	eligible to elect Before-tax Deposits for that year;

(ii)	who are eligible to receive an employer discretionary contribution under the RSIP for that year;

(iii)	whose covered compensation under the RSIP for that Plan Year is:

(1)	actually limited by the applicable dollar amount provided for under Code section 401(a)(17), or

(2)	reduced by reason of Before-tax Deposits; and

(iv)	who are employed by an Employer as of the end of that Plan Year; provided, however, that such year-end employment shall not be required for the year in which employment ends due to death, Disability, or Retirement.

(b)    Amount of Discretionary Contribution. Participating Employers shall make an Employer Discretionary Contribution on behalf of their eligible Employees for a Plan Year in an amount equal to (i) the employer standard discretionary contribution rate in effect under the RSIP for the Plan Year (as determined by the Committee) multiplied by the eligible Employee’s Pre-Deferral Compensation for the Plan Year, up to the applicable dollar limit under Section 4.3, less (ii) the employer standard discretionary contribution (as determined by the Committee) made on behalf of such Employee to the RSIP for that year.

Section 4.2.    Employer Matching Contribution.

(a)    Eligibility for Employer Matching Contributions. Employees eligible to receive an Employer Matching Contribution for a Plan Year shall be those individuals

(i)	who are eligible to receive an employer matching contribution under the RSIP for such year;

(ii)	whose covered compensation under the RSIP for that Plan Year is:

(1)	actually limited by the applicable dollar amount provided for under Code section 401(a)(17), or

(2)	reduced by reason of Before-tax Deposits; and

(iii)	who are employed by an Employer as of the end of that Plan Year; provided, however, that such employment shall not be required for the year in which such employment ends due to death, Disability, or Retirement.

(b)    Amount of Matching Contribution. With respect to each Employee eligible to receive an Employer Matching Contribution for a Plan Year, that Employee’s Participating Employer shall contribute a matching contribution equal to A - B, where A equals the matching contribution which would have been made on his or her behalf under the RSIP for that year assuming:

(i)	the covered compensation limit thereunder was the applicable dollar limit for that year under Section 4.3,

(ii)	the provisions of Code sections 401(k) and (m), 402(g), 414(v), and 415(c) (and any similar or analogous Code limits on the amount or rate of contributions under the RSIP) did not apply,

(iii)	all Before-tax Deposits for such year had been made for that year under the RSIP,

(iv)	covered compensation thereunder included Before-tax Deposits made with respect to that year, and

B equals the matching contributions made on his or her behalf under the RSIP for that year. In determining B, payment of the matching contribution to the Employee under the RSIP to satisfy Code section 401(m) shall be ignored but any forfeiture of such contribution shall, if in fact taken into account in determining B, reduce B.

Section 4.3.    Limit on Compensation for Purposes of Employer Contributions. The maximum amount of the aggregate of a Participant’s Base Compensation and Bonus Compensation that will be considered for purposes of determining Employer Contributions shall be established from time to time by the Committee and shall be communicated to the Participants. As of the Effective Date, the maximum amount of the aggregate of a Participant’s Base Compensation and Bonus Compensation for purposes of determining Employer Contributions shall be $700,000.

Section 4.4.    Payment of Deposits to Trustee. Unless otherwise directed by the Committee, a Participating Employer shall pay its share of the Employer Contributions for a Plan Year as soon as administratively feasible after the entire Employer Contribution for such year has been determined. In the event the Committee so otherwise directs or if the Trust (or some other funding arrangement) does not then exist, then such share shall be retained by the Participating Employer as part of its general assets and, in order to determine investment earnings and losses thereon, shall be allocated to one or more Investment Funds as determined by the Committee no later than the first day of the calendar month immediately following the calendar month in which such entire Contribution has been determined.

ARTICLE V

TRUSTEE AND TRUST AGREEMENT

Section 5.1.    Appointment.

(a)    General. The Plan is an unfunded deferred compensation arrangement. Neither the Company nor any Participating Employer shall be required to establish a trust or to in any way segregate assets for purposes of funding or otherwise providing benefits under the Plan. The Company or one of the Participating Employers may, however, in their sole discretion, establish and maintain an unfunded grantor trust with one or more persons selected by the Committee to act as Trustee. If a Trustee is so appointed, such Trustee shall hold, manage, administer and invest the assets of the Trust, reinvest any income, and make distributions in accordance with the directions of the Committee and the provisions of the Plan and Trust. The trust agreement shall be in such form and contain such provisions as the Committee deems necessary and appropriate to effectuate the purposes of the Plan. The terms and provisions of the trust agreement shall control in case of a conflict between the terms and provisions of such agreement and the terms and provisions of the Plan.

(b)    Removal and Resignation. Pursuant to the notice requirements and other procedures contained in the Trust agreement, and in accordance with the Trust agreement, the Committee may, at any time and from time to time, remove a Trustee or any successor Trustee and any such Trustee or any successor Trustee may resign. If the provisions of the Trust agreement remain in effect at the time of removal or resignation of the Trustee, the Committee shall appoint a successor Trustee.

Section 5.2.    Fees and Expenses. Except as directed by the Company, the Trustee’s fee, and related fees and expenses, shall be paid by the Company and Participating Employers. Brokerage fees, asset-based fees for custodial, investment and management services, and other investment expenses (e.g., participant record-keeping fees) which relate to Investment Funds, shall be paid out of the Trust and charged to the fund of the Trust and the Accounts of the Participant to which such fees and costs are attributable.

Section 5.3.    Use of Trust. To the extent any assets are held in the Trust, such assets shall at all times be the property of the Company or a Participating Employer and, as such, shall remain subject to the claims of general creditors of the Company or the Participating Employer, as the case may be, in the event of bankruptcy or insolvency. No Participant or Beneficiary shall by reason of the Plan and Trust have any rights to any assets of the Trust, the Company or a Participating Employer nor to Investment Funds or other property generally, and neither the existence of the Plan nor the establishment of a Trust shall be interpreted or construed as a guaranty that any funds which may be held in trust will be available or sufficient for the payment of benefits under the Plan.

Section 5.4.    Responsibility and Authority for Fund Management. The Company may, in its sole discretion, establish and maintain a funding policy, and may delegate to the Committee the following duties and authority:

(i)	to establish Investment Funds for purposes of crediting investment earnings and losses to Accounts, including the authority to add to or change the number and nature of the Investment Funds from time to time;

(ii)	to direct the investment and reinvestment of all or any portion of the assets, if any, held by the Trustee under the Trust; and

(iii)	to periodically review the performance of the Investment Funds.

Section 5.5.    Trust Assets. None of the Company, a Participating Employer or the Trustee shall be obligated to purchase any asset or Investment Fund designated by a Participant pursuant to the provisions of Article VI for purposes of crediting investment earnings and losses to such Participant’s Accounts. To the extent the Company and Participating Employers remit Before-tax Deposits or Employer Contributions to the Trustee, however, and the Investment Fund designated by the Participant as a deemed investment for his or her Accounts consists of an asset which the Trustee cannot purchase or an investment which is not readily available on the open market, the Trustee shall, subject to the direction of the Committee, return any such amounts to the Company and Participating Employers in the form of cash. To the extent a Participant reallocates all or a portion of the balance in his or her Accounts into an Investment Fund which consists of an asset the Trustee cannot purchase, the Trustee shall withdraw from the Trust cash equal to the fair market value of such investment designation and return such cash to the Company or other Participating Employers.

ARTICLE VI

INVESTMENT; PARTICIPANT’S ACCOUNTS

Section 6.1.    Allocation and Reallocation of Before-Tax Deposits and Employer Contributions.

(a)    Allocation. For purposes of crediting earnings to his or her Accounts, a Participant shall elect to allocate Before-tax Deposits and Employer Contributions to one or more of the Investment Funds. A Participant may elect to change the mix of such allocations in accordance with rules prescribed by the Committee. An election under this Section 6.1(a) shall remain in effect unless changed by the Participant; provided, however, that neither the Company, a Participating Employer, the Committee nor the Trustee shall be obligated to purchase any investment designated by a Participant. Investment Funds are selected by a Participant solely for purposes of determining the investment earnings and losses to be credited to a Participant’s Accounts. The investment election in effect for a Participant under the Prior Plan immediately prior to the Effective Date shall automatically carry-over into this Plan on the Effective Date.

(b)    Reallocation. In accordance with rules prescribed by the Committee, a Participant may reallocate the balance credited to his or her Accounts among the available Investment Funds. Any such reallocation shall apply to the entire balance of such Accounts attributable to participation in the Plan, and not just to Before-tax Deposits and Employer Contributions made subsequent to such reallocation.

(c)    Participant-Directed Investment. (1) General. The availability of Investment Funds for purposes of crediting earnings to Accounts is not a recommendation to designate a deemed investment in any one Investment Fund. The selection of deemed investments is solely the responsibility of each Participant. No officer, employee or other agent of an Employer or the Trustee is authorized to advise or make any recommendation concerning the selection of Investment Funds and no such person is responsible for determining the suitability or advisability of any such selection.

(2)    Participant Responsibility. Participants shall be solely responsible for selecting, monitoring, and changing the Investment Funds in or by which their Account balances are invested. None of the Company, a Participating Employer, Committee member, or the Administrator shall be responsible for such investment decisions. To the extent a Participant does not expressly exercise investment discretion over his or her Accounts, he or she shall be deemed to have elected to direct investments to or by the same Investment Fund used for such purposes under the RSIP, except as otherwise provided by the Committee.

Section 6.2.    Allocation of Deferred Equity Awards.

(a)    Allocation. Deferrals of Equity Awards shall be automatically allocated to the Share Unit Fund (or the Pentair Share Unit Fund, as the case may be) on the date of vesting, unless otherwise determined by the Committee. A Participant shall not have the right to re-allocate such deferrals out of the Share Unit Fund (or the Pentair Share Unit Fund).

(b)    Share Unit Fund. On the Effective Date, with respect to Pentair Share Units which are to be credited as part of a Participant’s opening Account balance hereunder, such share units shall be credited as a combination of Pentair Share Units and Share Units (in the same relation as a shareholder of a Pentair Share receives shares of the Parent in the spin-off). Thereafter, a deferral of an Equity Award shall be allocated to the Share Unit Fund as follows: (i) if the deferral relates to Shares, or Equity Awards whose value equals the Fair Market Value of a Share, the Participant’s Account shall be credited with a number of Shares Units equal to the number of Shares (or Share-related Equity Awards) deferred, or (ii) if the deferral relates to cash (such as dividend equivalents), such amount shall be converted to whole and fractional Share Units, with fractional units calculated to three decimal places, by dividing the amount to be allocated by the Fair Market Value of a Share on the effective date of such allocation. A deferral of an Equity Award that relates to ordinary Pentair Shares shall be allocated in a similar manner to the Pentair Share Unit Fund.

If any dividends or distributions (other than in the form of Shares) are paid on Shares while a Participant has Share Units credited to his Account, such Participant shall be credited with additional Shares Units equal to the amount of the cash dividend paid or Fair Market Value of other property distributed on one Share, multiplied by the number of Share Units credited to the Participant’s Account on the date the dividend is declared. A similar rule shall apply to Pentair Share Units credited under the Pentair Share Unit Fund when dividend or distributions (other than shares) are paid on Pentair Shares.

Any other provision of this Plan to the contrary notwithstanding, if a dividend is paid on Shares in the form of a right or rights to purchase shares of capital stock of the Parent or any entity acquiring the Parent, no additional Share Units shall be credited to the Participant’s Account with respect to such dividend, but each Share Unit credited to a Participant’s Account at the time such dividend is paid, and each Share Unit thereafter credited to the Participant’s Account at a time when such rights are attached to Shares, shall thereafter be valued as of any point in time on the basis of the aggregate of the then Fair Market Value of one Share plus the then Fair Market Value of such right or rights then attached to one Share.

(c)    Transactions Affecting Shares. In the event of any transaction affecting Shares that would cause an adjustment to be made under the adjustment provisions of the Omnibus Incentive Plan, the Committee may make appropriate equitable adjustments with respect to the Share Units credited to the Account of each Participant, including without limitation, adjusting the date as of which such units are valued and/or distributed, as the Committee determines is necessary or desirable to prevent the dilution or enlargement of the benefits intended to be provided under the Plan. A similar rule shall apply with respect to units credited under the Pentair Share Unit Fund.

(d)    No Shareholder Rights With Respect to Share Units. Participants shall have no rights as a stockholder pertaining to Share Units or Pentair Share Units credited to their Accounts.

Section 6.3.    Investment of Deposits and Employer Contributions. The Committee may, in its discretion, direct the Trustee to invest a Participant’s Before-tax Deposits and Employer Contributions in the Investment Funds designated by the Participant, to the extent such investment is available on the open market and can be purchased by the Trustee and owned by the Trust. Regardless of whether any deposits or Employer Contributions are actually invested in the Investment Funds designated by Participants, however, the Committee shall maintain a bookkeeping account on behalf of each Participant to which shall be credited the investment results of each Investment Fund so designated to adjust the amounts in each Participant’s Accounts. At least each calendar quarter, the Committee shall make available or cause to be made available a report or other information indicating the increase or decrease in the value of each Participant’s Accounts. Any earnings of an Investment Fund shall be deemed to be reinvested in the same Investment Fund for purposes of maintaining a Participant’s Accounts.

Section 6.4.    Participant’s Accounts.

(a)    Establishment of Accounts. Separate Accounts shall be established and maintained for each Participant by Plan Year and Investment Fund (including Plan Years prior to the Effective Date to the extent liabilities with respect to accounts established for such prior Plan Years were assumed hereunder from the Prior Plan). To the extent necessary or appropriate to provide for proper administration of the Plan, including the tracking of payment date and form elections, a Participant’s Account for a Plan Year shall include separate balances or subaccounts for interests derived from Before-tax Deposits, deferred Equity Awards, Employer Contributions and such other separate balances as the Committee shall determine. The Committee shall also identify or otherwise maintain separate Accounts or subaccounts for Participants by reference to the identity of the Participant’s Employer, to the extent practicable.

(b)    Crediting of Accounts. The appropriate Accounts of each Participant shall be credited with the amounts of Before-tax Deposits, deferred Equity Awards and Employer Contributions made for each Plan Year. The reallocation of a Participant’s Accounts, if permitted, shall be appropriately credited as of the Valuation Date coincident with or next following the effective date of the reallocation. The maintenance of such Accounts shall not, however, entitle a Participant to any ownership, preferred claim or beneficial interest in any Investment Fund or in any specific asset of the Trust. Investment Funds are deemed investments and used solely for purposes of determining the earnings and losses to be credited to a Participant’s Accounts.

(c)    Vesting of Accounts. A Participant’s Account shall be fully vested, except that the portion of the Account arising from the deferral of an Equity Award shall vest in accordance with the terms of the Equity Award to which it relates.

Section 6.5.    Beneficiaries. The foregoing provisions of this Article VI shall be applied, to the extent relevant, with respect to Accounts payable under the Plan to a Beneficiary of a deceased former Participant.

ARTICLE VII

PAYMENT OF ACCOUNTS

Section 7.1.    Time and Form of Payments.

(a)    General. Except as otherwise provided in the Plan, a Participant shall receive his or her entire vested Account balance allocable to a Plan Year in a lump sum within ninety (90) days of the first to occur of his or her (i) Separation from Service, (ii) Disability, or (iii) a CIC. In the event the payment event is due to a Separation from Service and as of the date of the Separation from Service the Participant is a Specified Employee, however, the lump sum shall be paid within thirty (30) days after the six (6) month anniversary of such date.

(b)    Election of Distribution. A Participant may elect, in accordance with Section 3.1 and subject to such limitations as may be prescribed by the Committee, to receive distribution of his or her vested Account balance allocable to a Plan Year:

(1)    Time of Payment. As of one specific future date, provided such date is at least two (2) years following the last date by which such an election can be made for that year (or with respect to the portion of the Account relating to an Equity Award, the date the award is fully vested, if later) and such date cannot be more than five (5) years after the earlier of the date the Participant becomes Disabled and the date he or she has a Separation from Service. In the event the date finally selected is less than two (2) years, the Participant shall be treated as having not made a specific date election for that year, or, by reason of subsequent event, is more than five (5) years after the relevant date, the Participant shall be treated as having selected the fifth (5th) anniversary of such date as the date of payment. Except as provided in Section 7.4, such an election once finally effective cannot be changed by the Participant.

(2)    Calculation of Payment. In annual installments over five (5) or ten (10) years. Each such installment shall be determined by using the vested Account balance for such year as of the most recent Valuation Date before the payment date and dividing such balance by the number of years left in the installment period and the final installment shall include the remaining vested Account balance. The second year and later installments shall be paid, as far as practicable, on the anniversary date of the first installment. Except as provided in Section 7.4, such an election once finally effective cannot be changed by the Participant. In the event the payment event is due to a Separation from Service, and as of the date of Separation from Service the Participant is a Specified Employee, however, the first installment payment may not be made until after the six (6) month anniversary of such date.

(c)    Form of Payment. All payments made under a Participant’s Account, other than from the Share Unit Fund, shall be made in cash. Payment from the Share Unit Fund shall be distributed in the form of Shares, with each whole Share Unit being paid in the form of one Share, and payment from the Pentair Share Unit Fund shall be distributed in the form of Pentair Shares, with each whole Pentair Share Unit being paid in the form of one Pentair Share. Fractional Share Units shall be distributed in cash by multiplying the fractional Share Unit (or Pentair Share Unit, if applicable) by the Fair Market Value of a Share (or a Pentair Share) immediately prior to the date of payment. All Shares payable under the Plan shall be issued from the relevant Omnibus Incentive Plan.

(d)    Carryover of Elections from Prior Plan. Any distribution elections made by Participants under the Prior Plan shall automatically carry-over into this Plan.

Section 7.2.    Distribution Due to Death.

(a)    Death Benefit. If a Participant dies before receiving payment of all of the vested amounts allocated to his or her Accounts, then notwithstanding the payment dates or forms of payment elected, and regardless of whether the Participant had Separated from Service before death or was a Specified Employee as of such separation, all such unpaid benefits shall be paid to his or her Beneficiary no later than the end of the calendar year following the calendar year of the Participant’s death. Notwithstanding the foregoing, the Employer shall not be obligated to make payment to a Beneficiary (and will not be liable for any failure to make distribution within the time period specified above) unless and until the Committee has verified the identity of the Beneficiary and the Beneficiary has established the right to receive payment of such benefits.

(b)    Default. If a Participant fails to make a valid Beneficiary designation, makes such a designation but is not survived by any named Beneficiary, or makes such a designation but the designation does not effectively dispose of all benefits payable after the Participant’s death, then, to the extent benefits are payable after the Participant’s death, all such benefits shall be paid to the Participant’s Spouse (if the Spouse survives the Participant), or if the Participant has no Spouse or such Spouse does not survive the Participant, the personal representative or equivalent of the Participant’s estate or, if no such person has been appointed, then in accordance with the laws of intestate succession of the jurisdiction in which the Participant was domiciled as of the date of death.

(c)    Form of Distribution. Distribution to a Beneficiary shall be made in a lump sum in cash or Shares (including, if applicable Pentair Shares) in accordance with Section 7.1(c).

(d)    Death of Beneficiary. If a Beneficiary dies after the Participant but before receiving payment of all benefits under the Plan which would have been paid to such Beneficiary but for his or her death, then all such unpaid benefits shall be paid within ninety (90) days after such death to the personal representatives or equivalent of such beneficiary’s estate. Notwithstanding the foregoing, the Employer shall not be obligated to make payment to the beneficiary’s estate (and will not be liable for any failure to make distribution within ninety (90) days of the date of death) unless and until the Committee has verified the identity of such representative.

Section 7.3.    Payment of Allocations Made After Benefits Have Commenced. To the extent a Participant or Beneficiary, as the case may be, has received or commenced receiving benefits hereunder, and the Participant or former Participant is subsequently determined to be entitled to an additional allocation hereunder (such as for Employer Contributions for the Plan Year in which the Participant’s active participation in the Plan ceased), then the Company or

Participating Employer shall timely pay any such allocation to such person or, if such person is receiving an installment form of distribution, the Committee shall adjust the balance of the installments due to reflect the amount of such allocation effective with the due date of the next installment payment. Any such amount shall remain subject to all applicable provisions of the Plan until so paid.

Section 7.4.    Later Payment Deferral Elections.

(a)    General. A Participant who elected a specific payment date pursuant to Section 7.1(b) (or who made such an election under the terms of the Prior Plan) may, in accordance with the provisions of this Section 7.4 and while an Employee, elect to change the date or form, or both, of payment of the vested Account balance allocable to a Plan Year. No more than two (2) such elections shall be allowed as to the Account balance for a Plan Year.

(b)    Election Rules. The later election must be otherwise valid pursuant to Section 7.2(b), as if an original election, and must be (i) made at least one (1) year before the then scheduled payment date and (ii) extend the then scheduled payment date by five (5) or more years.

(c)    Form of Payment. For purposes of applying this Section 7.4 and implementing the six (6) month delay rule for Specified Employees, each of the forms of payment awards under the Plan shall be treated as a single payment due to be made as of the first scheduled payment date.

Section 7.5.    Miscellaneous.

(a)    De Minimis Amount Payout. In the event a Participant who has a Separation from Service has a vested Account balance or portion thereof for all years which in the aggregate (under all such arrangements treated as the same plan for this purpose under Section 409A and the Treasury Regulations thereunder) is $18,500 or less (or such higher amount described in Code section 402(g)(1)(B) as then in effect) or less, the Committee may, in its discretion, cause such vested balance (and the balances of any other arrangements treated as the same plan) to be distributed in a lump sum immediately following the Participant’s Separation from Service, notwithstanding any other provision of the Plan or the Participant’s distribution elections.

(b)    Permissible Delay and Acceleration. The payment provisions of Article VII are subject to exceptions or overrides in the discretion of the Committee or other person, other than the Participant concerned, as otherwise provided in the Plan or as allowed under Code section 409A.

ARTICLE VIII

EMERGENCY WITHDRAWALS

Section 8.1.    Restricted Withdrawals.

(a)    General. A Participant who is not otherwise then entitled to an immediate lump sum distribution may, upon a showing of an Unforeseeable Emergency which cannot be satisfied by other available liquid assets, request a withdrawal from the Participant’s vested Account balance, but excluding amounts allocated to the Share Unit Fund. An emergency withdrawal cannot be requested more frequently than once each Plan Year.

(b)    Determination. The Committee or its delegate shall determine whether the relevant facts and circumstances represent an Unforeseeable Emergency and the amount necessary to satisfy such need. The Committee may require such proof as it deems appropriate to evidence the existence of and the amount necessary to satisfy the emergency or extraordinary circumstances, including a certification that the need cannot be relieved (i) through reimbursement from insurance, (ii) by reasonable liquidation of other assets (but such available assets shall be determined without regard to the Participant’s account balances under the RSIP and the Plan), or (iii) by cessation of Before-tax Deposits. If and to the extent the cessation of Before-tax Deposits can remedy such need, the Committee may direct such immediate cessation and suspend the Participant’s right, for such period of time as it deems appropriate, to elect Before-tax Deposits.

(c)    Time for Payment. Distributions pursuant to this Article shall be made in cash within ninety (90) days after the withdrawal is approved by the Committee. If a Participant should die after requesting an emergency withdrawal, but prior to the distribution thereof, the withdrawal election shall be deemed revoked.

(d)    Committee Discretion. Approval of an emergency withdrawal shall be in the sole discretion of the Committee, and no such approval shall be given if the Committee determines that allowing such withdrawal may have an adverse tax consequence to the Company, Participating Employers, the Plan or other Participants. In the Committee’s sole discretion, such approval may require the suspension of a Participant’s right to elect Before-tax Deposits for such period of time as the Committee directs.

ARTICLE IX

PLAN ADMINISTRATION

Section 9.1.    Committee.

(a)    General. Subject to the provisions of subsection (d), the Committee shall consist of the persons listed on Schedule 3. The Committee shall have exclusive responsibility for the general administration and operation of the Plan and the power to take any action necessary or appropriate to carry out such responsibilities. In addition, the Committee shall provide generally for the operation of the Plan and be a liaison between Employers to assure uniform procedures as appropriate. The duties of the Committee shall include, but not be limited to, the following:

(i)	to prescribe, require and use appropriate forms;

(ii)	to formulate, issue and apply rules and regulations;

(iii)	to prepare and file reports, notices and any other documents relating to the Plan which may be required by law;

(iv)	to interpret and apply the provisions of the Plan;

(v)	to authorize and direct benefit payments.

In exercising such powers and duties, and other powers and duties granted under the Plan or Trust to the Committee, the Committee and each member thereof is granted such discretion as is appropriate or necessary to carry out the duties and powers so delegated. This discretion necessarily follows from the fact that the Plan, the Trust and related documents do not, and are not intended to, prescribe all rules necessary to administer the Plan or anticipate all circumstances or events which may arise in the course of such administration.

(b)    Code Section 409A. The Plan shall be administered, and the Committee, its delegate and the Administrator shall exercise their discretionary authority under the Plan, in a manner consistent with Code section 409A. Any permissible discretion to accelerate or defer a Plan payment under such Regulations, the power to exercise which is not otherwise described expressly in the Plan, shall be exercised by the Committee. In the event the matter over which such discretion may be exercised relates to a Committee member, or such member is otherwise unable to fairly exercise such discretion, such member shall not take part in the deliberations and decisions regarding that matter.

(c)    Allocation to Participating Employers. To the extent practicable, the Committee shall account for the Trust assets in such manner as will permit the accurate allocation of Accounts or parts thereof, including the investment earnings and losses attributable thereto, to the relevant Participating Employer. The Committee shall provide to each Participating Employer all information necessary to permit each such Employer to prepare any reports or tax filings which may be required by reason of its status as a Participating Employer.

(d)    Action by Compensation Committee of the Board. Notwithstanding the foregoing, if any action or determination of the Committee as set forth in the Plan is required to be taken by the Compensation Committee of the Board of Directors of the Parent in order to comply with applicable law, the Parent’s governance charters or the listing requirements of any exchange on which the Parent’s (or an affiliate’s) stock is then listed, then all references herein to the “Committee” shall include the Compensation Committee to the extent deemed necessary or advisable.

Section 9.2.    Organization and Procedure. The Committee may have a chairman, a secretary, and such other officers as it deems appropriate. Subject to Section 9.1, action on any matter shall be taken on the vote of at least a majority of all members of the Committee at any meeting or upon unanimous written consent of all members without a meeting. The Committee may adopt such bylaws, procedures and operating rules as it deems appropriate.

Section 9.3.    Delegation of Authority and Responsibility. The Committee may, in writing, delegate to any one or more of its members the authority to execute documents on behalf of the Committee and to represent the Committee in any matters or dealings involving such Committee.

The Committee may delegate in writing certain of its powers to a person employed by an Employer under such terms and conditions as may be specified by the Committee. Employees of an Employer who are not members of the Committee or persons to whom powers are delegated, shall perform such duties and functions relating to the Plan as the Committee may direct and supervise. It is expressly provided, however, that the Committee shall retain full and exclusive authority and responsibility for and respecting any such activities by other employees, and nothing contained in this Section 9.3 shall be construed to confer upon any such employee any discretionary authority or control respecting the administration or operation of the Plan.

Section 9.4.    Use of Professional Services. The Committee may obtain the services of such attorneys, accountants, record keepers or other persons as it deems appropriate, any of whom may be the same persons who are providing services to an Employer. In any case in which the Committee utilizes such services, it shall retain exclusive discretionary authority and control over the administration and operation of the Plan.

Section 9.5.    Fees and Expenses. Committee members who are employees of the Parent, the Company or a Participating Employer shall serve without compensation but shall be reimbursed for all reasonable expenses incurred in their capacity as Committee members. No employee members of the Committee or persons performing services pursuant to Section 9.4 shall receive greater than reasonable compensation for their services. All compensation for services and expenses shall be paid from the Trust unless the Company, in its sole discretion, elects to pay them. To the extent not paid by the Company, such compensation and expenses shall be paid out of the principal or income of the Trust and charged to Accounts.

Section 9.6.    Communications. Requests, claims, appeals, and other communications related to the Plan and directed to the Company or the Committee shall be in writing and shall be made by transmitting the same via the U.S. Mail, certified, return receipt requested, to the Sidekick Committee, c/o Senior Vice President of Human Resources, at the address listed in the latest summary description for the Plan.

Section 9.7.    Claims.

(a)    Filing Claims. A Participant or Beneficiary (or a person who in good faith believes he or she is a Participant or Beneficiary, i.e., a “claimant”) who believes he or she has been wrongly denied benefits under the Plan may file a written claim for benefits with the Administrator. Although no particular form of written claim is required, no such claim shall be considered unless it provides a reasonably coherent explanation of the claimant’s position.

(b)    Decision on Claim. The Administrator shall in writing approve or deny the claim within sixty (60) days of receipt, provided that such sixty (60) day period may be extended for reasonable cause by notifying the claimant. If the claim is denied, in whole or in part, the Administrator shall provide notice in writing to the claimant, setting forth the following:

(1)    the specific reason or reasons for the denial;

(2)    a specific reference to the pertinent Plan provisions on which the denial is based;

(3)    a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material is necessary; and

(4)    the steps to be taken if the claimant wishes to appeal the decision to the Committee.

(c)    Appeal of Denied Claim. (1) Filing Appeals. A claimant whose claim has been denied in whole or in part may appeal such denial to the Committee by filing a written appeal with the Administrator within sixty (60) days of the date of the denial. A decision of the Administrator which is not appealed within the time herein provided shall be final and conclusive as to any matter which was presented to the Administrator.

(2)    Rights on Appeal. A claimant (or a claimant’s duly authorized representative) who appeals the Administrator’s decision shall, for the purpose of preparing such appeal, have the right to review any pertinent Plan documents, and submit issues and comments in writing to the Committee.

(d)    Decision by Appeals Committee. The Committee shall make a final and full review of any properly appealed decision of the Administrator within sixty (60) days after receipt of the appeal, provided that such period may be extended for reasonable cause by notifying the claimant. The Committee’s decision shall be in writing and shall include specific reasons for its decisions and specific references to the pertinent Plan provisions on which its decision is based.

ARTICLE X

PLAN AMENDMENTS, PLAN TERMINATION,

AND MISCELLANEOUS

Section 10.1.    Amendments and Termination.

(a)    General. While it is intended the Plan shall continue in effect indefinitely, the Company may from time to time modify, alter or amend the Plan or the Trust, provided that no amendment affecting the rights, duties or responsibilities of the Trustee may be made without the Trustee’s consent. Except as otherwise inconsistent with Section 9.1(b), the Company may at any time order the temporary suspension or complete discontinuance of Before-tax Deposits, deferrals of Equity Awards or Employer Contributions, or may terminate the Plan. Except as described in subsection (b) following, no such amendment shall reduce the balance in any Participant’s Accounts determined as of the later of the date the amendment is adopted or effective.

(b)    Amendments to Comply with Applicable Law. Nothing herein shall be construed to prevent any modification, alteration or amendment of the Plan or Trust which is required to comply with the provision of any applicable law or regulation relating to the establishment or maintenance of this Plan and Trust. Except as otherwise provided herein, or as necessary to comply with such law or regulation, no such amendment shall reduce the balance in any Participant’s Accounts determined as of the later of the date the amendment is adopted or effective.

(c)    Participating Employers. An Employer may become a Participating Employer by agreeing to withhold and make contributions for its Employees as provided for herein. An Employer which becomes a Participating Employer thereby agrees to pay or provide for the payment of benefits hereunder to those Participants (and their Beneficiaries) employed by it, but only to the extent such benefits are attributable to contributions, and investment earnings and losses credited thereon, related to the period of such employment. A Participating Employer shall have no discretionary authority or control over the administration of the Plan or the Fund.

An Employer, other than the Company, which becomes a Participating Employer thereby agrees that any subsequent modifications, alterations and amendments to the Plan by the Company shall be deemed to have been adopted by the Participating Employer.

An Employer, other than the Company, may cease to be a Participating Employer by adopting a written resolution of its board of directors and delivering such resolution to the Committee. No resolution ending participation in the Plan shall be effective until thirty (30) days after it is received by the Committee. Unless otherwise provided herein, ceasing to be a Participating Employer shall not relieve such Employer of its obligation hereunder to provide for the payment of benefits credited to Accounts on behalf of Participants during the time such Employer was a Participating Employer.

(d)    Plan Termination. If the Plan is terminated, the Committee may elect to either terminate or retain the Trust. Any decision to terminate the Plan or the Trust shall not reduce the balance of a Participant’s Accounts under the Plan as of the effective date of such termination, nor shall it terminate, amend or otherwise change the liability of the Company or Participating Employer to pay or provide for the payment of benefits under the Plan.

Section 10.2.    Non-Guarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between an Employer and a Participant, or as a right of any Participant to be continued in the employment of an Employer, or as a limitation on the right of an Employer to discharge any Participant with or without notice or with or without cause.

Section 10.3.    Rights to Trust Asset.

(a)    Rights of Participants. No Participant or any other person shall have any right to, or interest in, any part of the Trust assets upon termination of employment or otherwise, except as otherwise provided under the Plan. If the assets of the Trust are insufficient to pay the vested amounts credited to a Participant’s Accounts, the Participant’s Employer shall pay any such amounts from its other general assets. If such Employer does not timely pay such benefits, then, except as described in Section 10.3(b), the sole recourse of a claimant Participant or Beneficiary shall be against such Employer and neither the Company nor any other Employer shall be responsible to pay or provide for the payment of such benefits or liable for the nonpayment thereof.

(b)    Company Assumption of Liability. If the Participant’s employment is terminated due to the sale of the stock (or rights analogous to stock) or assets of his or her Employer by the Parent or by the Company, then the Company shall assume and be responsible for the payment of benefits to such Participant as necessary pursuant to this Section 10.3 even though it may not have been such Participant’s Employer. The Company’s obligation under this Section 10.3(b) shall cease as of the earlier of the date all such benefits are paid to the affected Participant or the date the person who purchased such stock or assets, or a person who controls such person, agrees in writing to assume the liability for the benefits credited to the affected Participants by reason of their participation in the Plan.

Section 10.4.    Suspension of Rules.

(a)    Federal Securities and Other Laws. Notwithstanding anything in the Plan to the contrary, and to the extent and for the time reasonably necessary to comply with federal securities laws (or other applicable laws or regulations), elective deferrals, Participant investment-direction, and payment dates and forms under the Plan may be suspended, changed, or delayed as necessary to comply with such laws or regulations; provided, however, any payments so delayed shall be paid to the Participant or Beneficiary as of the earliest date the Committee determines that such payment will not cause a violation of any such laws or regulations.

(b)    Section 162(m). If the Committee reasonably determines that a scheduled payment of benefits under the Plan will not be deductible by an Employer by reason of Code section 162(m), it may, if and to the extent permitted by Code section 409A, suspend all such payments to the extent not so deductible. Payments so suspended shall be paid by the fifteenth (15th) day of the third month after the affected Participant dies, becomes Disabled, or incurs a Separation from Service, or if earlier, when such payment is deductible by the Company;

provided, however, if the Participant is a Specified Employee when he or she incurs a Separation from Service, payments suspended pursuant to this subsection shall be paid as described except the six (6) month anniversary of the actual Separation from Service shall be treated as the date the affected Participant Separated from Service.

(c)    Offset for Amounts Due. A Participant’s vested Account balance may be reduced by one or more offsets to repay any amounts then due and owing to an Employer, unless another means of repayment is agreed to by the Committee. Except for the right to immediate offset for an amount up to $5,000, or such higher amount as allowed under Treasury Regulations or other directives, the Account balance shall not be so offset before it is otherwise scheduled to be paid to the Participant or Beneficiary and the amount then offset shall not exceed the amount that would be otherwise so paid.

Section 10.5.    Requirement of Proof. In discharging their duties and responsibilities under the Plan, the Committee or other individual may require proof of any matter concerning this Plan, and no person shall acquire any rights or be entitled to receive any benefits under this Plan until such proof is furnished.

Section 10.6.    Indemnification. The Company shall indemnify each member of the Committee and hold each of them harmless from the consequences of acts or conduct when done in their capacity as Committee members. This provision shall apply only if the member acted in good faith and in a manner reasonably believed to be solely in the best interests of the Participants and Beneficiaries and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Such indemnification shall cover any and all reasonable attorneys’ fees and expenses, judgments, fines and amounts paid in settlement, but only to the extent such amounts are (i) actually and reasonably incurred, (ii) not otherwise paid or reimbursable under an applicable Employer paid insurance policy, and (iii) not duplicative of other payments made or reimbursements due by the Company or its affiliates under other indemnity agreements.

In no event shall this Section 10.6 be construed to require the Company to indemnify third parties with whom it may contract to perform administrative or investment management duties or to indemnify the Trustee to any extent beyond what may be required under such contract or the Trust agreement, respectively.

Section 10.7.    Non-Alienation and Taxes.

(a)    General. Except as otherwise expressly provided herein or as otherwise required by law, no right or interest of any Participant or Beneficiary in the Plan and the Trust shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, attachment, garnishment, execution, levy, bankruptcy, or any other disposition of any kind, either voluntary or involuntary, prior to actual receipt of payment by the person entitled to such right or interest under the provisions hereof, and any such disposition or attempted disposition shall be void.

(b)    Tax Withholdings. (1) General. Benefits earned under the Plan and payment of such benefits shall be subject to tax reporting and withholding as required by law and the amount of such withholding may be determined by treating such benefits as being in the nature of supplemental wages. If tax withholdings must be made before such benefits are paid to a Participant or Beneficiary (e.g., FICA taxes on Before-tax Deposits), they shall be made from other wages paid to such individual apart from the Plan to the extent reasonably possible; provided, however, if such other wages are insufficient for that purpose, the withholdings shall be made from and reduce Before-tax Deposits or Employer Contributions, as applicable, for the individual concerned or, if no such contributions are available, the relevant Employer shall advance the withholdings, the appropriate Account balance of the individual concerned shall be reduced in the same amount, and upon the direction of the Committee the Trustee shall remit to the Employer an amount equal to such reduction.

(2)    Tax Consequences. Neither the Company nor any other Employer represents or guarantees that any particular federal, foreign, state or local income, payroll, or other tax consequence will result from participation in this Plan or payment of benefits under the Plan.

(c)    Coordination with Code Section 457A. If a Participant is subject to Code Section 457A in a Plan Year, then to the extent required by Code Section 457A:

(1)     His or her Before-tax Deposits for such year shall be deducted from the Participant’s Base Compensation and/or Bonus Compensation on an after-tax basis, and as a result the Employer Matching and Discretionary Contributions shall be calculated by taking into considered that such deposits are includible in the Participant’s compensation for such year;

(2)    All allocations made during such Plan Year, including Employer Contributions and earnings credited on deferred amounts, shall be considered taxable income to the extent vested in such year; and

(3)    All prior deferred amounts shall be considered taxable income in such year to the extent vested (and not previously included in income).

Notwithstanding any provision of the Plan to the contrary, the Administrator may authorize the payment of amounts in the year such amounts are included in income under this subsection (c) unless payment at such time would violate Code Section 409A.

Section 10.8.    Not Compensation Under Other Benefit Plans. No amounts allocated to a Participant’s Account shall be deemed to be salary or compensation for purposes of the RSIP or any other employee benefit plan of the Company or any other Employer except as and to the extent otherwise specifically provided in such other plan.

Section 10.9.    Savings Clause. If any term, covenant, or condition of this Plan, or the application thereof to any person or circumstance, shall to any extent be held to be invalid or unenforceable, the remainder of this Plan, or the application of any such term, covenant, or condition to persons or circumstances other than those as to which it has been held to be invalid or unenforceable, shall not be affected thereby, and, except to the extent of any such invalidity or unenforceability, this Plan and each term, covenant, and condition hereof shall be valid and shall be enforced to the fullest extent permitted by law.

Section 10.10.    Facility of Payment. If the Committee shall determine a Participant or Beneficiary entitled to a distribution hereunder is incapable of caring for his or her own affairs because of illness or otherwise, it may direct any distribution from such Participant’s Accounts be made, in such shares as it shall determine, to the Spouse, child, parent or other blood relative of such Participant or Beneficiary, or any of them, or to such other person or persons as the Committee may determine, until such date as it shall determine such incapacity no longer exists; provided, however, the exercise of this discretion shall not cause an acceleration or delay in the time of payment of Plan benefits except to the extent, and only for the duration of, the time reasonably necessary to resolve such matters or otherwise protect the interests of the Plan. The Committee shall be under no obligation to see to the proper application of the distributions so made to such person or persons and any such distribution shall be a complete discharge of any liability under the Plan to such Participant or Beneficiary, to the extent of such distribution.

Section 10.11.    Requirement of Releases. If in the opinion of the Committee, any present or former Spouse or dependent of a Participant or other person shall by reason of the law of any jurisdiction appear to have any bona fide interest in Plan benefits that may become payable to a Participant or with respect to a deceased Participant, or otherwise has asserted such a claim, the Committee may direct such benefits be withheld pending receipt of such written releases as it deems necessary to prevent or avoid any conflict or multiplicity of claims with respect to the payment of such benefits, but only to the extent and for the duration reasonably necessary to resolve such matters or otherwise protect the interests of the Plan.

Section 10.12.    Board Action. Any action which is required or permitted to be taken by the Board of Directors of the Parent under the Plan may be taken by the Compensation Committee of such board or any other authorized committee of such board.

Section 10.13.    Computational Errors. In the event mathematical, accounting, or similar errors are made in processing or paying a benefit under the Plan, the Committee may make such equitable adjustments as it deems appropriate (which may be retroactive) to correct such errors.

Section 10.14.    Unclaimed Benefits. In the event any person who is entitled to benefits hereunder cannot be located despite reasonable and diligent efforts to do so, then such person’s benefits shall be automatically forfeited as of the last day of the Plan Year next following the year in which such benefits first became payable; provided, however, in the event such person subsequently makes a valid claim for such forfeited benefits prior to the termination of the Plan, such benefits shall be reinstated and immediately paid.

Section 10.15.    Communications. The Committee, or its delegate, or the Trustee, as to the function or authority concerned, shall prescribe such forms of communication, including forms for benefit application and the like, with respect to the Plan and Fund as it deems appropriate. Except as otherwise prescribed by such persons or otherwise provided by governing statute or regulation, any such communication and assent or consent thereto may be handled by electronic means.

ARTICLE XI

TRANSITIONAL RULES

Section 11.1.    Amounts Deferred Under Prior Plan Before 2005. Account balances (including earnings and losses on such balances regardless of when incurred) attributable to deposits and contributions for periods before 2005 under the Prior Plan shall be accounted for separately from account balances attributed to deposits and contributions for periods after 2004 and such pre-2005 deferrals shall be governed by the terms and conditions of Appendix A hereto; provided that if any such amounts are includible in income under Code Section 457A, then payment of such amounts shall be subject to the provisions of Section 10.7(c) hereof.

SCHEDULE 1 – BASE COMPENSATION

Items Included	Items Excluded
Base salary before deferrals for:	All other items of compensation

•   401(k) plan before-tax employee contributions;

•   Section 125 plan (flexible benefit, cafeteria plan) pre-tax employee contributions; and

•   Section 132(f)(4) plan (transportation benefit plan) pre-tax employee contributions

SCHEDULE 2 – BONUS COMPENSATION

•	Performance Awards under the nVent Electric plc 2018 Stock and Incentive Plan that are not Equity Awards

•	Management Incentive Plan (“MIP”)

•	Local GBU-specific annual bonus plans (Flow participants only), but excluding any Tracer Industries Management, LLC bonus plan

SCHEDULE 3

COMMITTEE MEMBERS

1.	Chief Human Resources officer of Parent

2.	Vice President of Compensation and Benefits of Parent (or similar title)

3.	Vice President of Treasury and Tax of Parent (or similar title)

APPENDIX A

Time and Form of Payment for

Grandfathered Amounts

As provided in Section 11.1 of the Plan document, the terms of this Appendix A govern, and supersede any conflicting provisions in the Plan document with respect to, the time and form of payment of Account balances (including earnings and losses on such balances regardless of when incurred) attributable to deposits and contributions for periods before January 1, 2005 under the Prior Plan, as adjusted for gains and losses thereon (the “Pre-2005 Account”).

SECTION A-1

DEFINITIONS

Unless the context clearly requires otherwise, the terms listed below shall have the following meanings when capitalized and used in this Appendix.

(a)    “Board” means the Board of Directors of nVent Electric plc.

(b)    “Change in Control” shall be deemed to have occurred if an event set forth in any one of the following paragraphs shall have occurred:

(1)	any Person (other than (A) the Parent or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under any employee benefit plan of the Parent or any of its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities or (D) a corporation owned, directly or indirectly, by the shareholders of the Parent in substantially the same proportions as their ownership of stock in the Parent (“Excluded Persons”) is or becomes the beneficial owner, directly or indirectly, of securities of the Parent (not including in the securities beneficially owned by such Person any securities acquired directly from the Parent or its Affiliates after April 30, 2018, pursuant to express authorization by the Board that refers to this exception) representing 20% or more of either the then outstanding shares of common stock of the Parent or the combined voting power of the Parent’s then outstanding voting securities; or

(2)

the following individuals cease for any reason to constitute a majority of the number of directors of the Parent then serving: (A) individuals who, on April 30, 2018 constituted the Board and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Parent, as such terms are used in Rule 14a-11 of Regulation 14A under the Act) whose appointment or election by the Board or nomination for election by the Parent’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on April 30, 2018, or whose appointment, election or nomination for election was previously so approved (collectively the “Continuing Directors”); provided, however, that individuals who are appointed to the Board pursuant to or in accordance with the terms of an agreement relating to a merger, consolidation, or share exchange involving the Parent (or any direct or indirect subsidiary of the Parent) shall not be Continuing Directors for purposes of this Agreement until after such individuals are first nominated for election by a vote of at least two-thirds (2/3) of the then Continuing Directors and are thereafter elected as directors by the shareholders of the Parent at a meeting of shareholders held following consummation of such merger, consolidation, or share exchange; and, provided further, that in the event the failure of any such persons appointed to the Board to be Continuing Directors results in a Change in Control, the subsequent qualification of such persons as Continuing Directors shall not alter the fact that a Change of Control occurred; or

(3)	the consummation of a merger, consolidation or share exchange of the Parent with any other corporation or the issuance of voting securities of the Parent in connection with a merger, consolidation or share exchange of the Parent (or any direct or indirect subsidiary of the Parent), in each case, which requires approval of the shareholders of the Parent, other than (A) a merger, consolidation or share exchange which would result in the voting securities of the Parent outstanding immediately prior to such merger, consolidation or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of the Parent or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or share exchange, or (B) a merger, consolidation or share exchange effected to implement a recapitalization of the Parent (or similar transaction) in which no Person (other than an Excluded Person) is or becomes the beneficial owner, directly or indirectly, of securities of the Parent (not including in the securities beneficially owned by such Person any securities acquired directly from the Parent or its Affiliates after April 30, 2018, pursuant to express authorization by the Board that refers to this exception) representing 20% or more of either the then outstanding shares of common stock of the Parent or the combined voting power of the Parent’s then outstanding voting securities; or

(4)	the consummation of a plan of complete liquidation or dissolution of the Parent or a sale or disposition by the Parent of all or substantially all of the Parent’s assets (in one transaction or a series of related transactions within any period of 24 consecutive months), in each case, which requires approval of the shareholders of the Parent, other than a sale or disposition by the Parent of all or substantially all of the Parent’s assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Parent immediately prior to such sale.

Notwithstanding the foregoing, no “Change in Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Parent immediately prior to such transaction or series of transactions continue to own, directly or indirectly, in the same proportions as their ownership in the Parent, an entity that owns all or substantially all of the assets or voting securities of the Parent immediately following such transaction or series of transactions.

(c)    “Retirement” is an individual’s termination of employment from the Employer (other than by reason of death or Total and Permanent Disability) at a time when such termination of employment would have made such individual, if such individual were deemed to be a participant under the Pentair, Inc. Pension Plan, as such plan was in effect on December 31, 2017, eligible for an immediate commencement of benefits thereunder. If an individual who retires has not completed the minimum number of years of service that would have been necessary to qualify for the immediate commencement of such benefits then, for purposes of the Plan, such individual shall be deemed to have completed the requisite years of service to be considered eligible for immediate commencement of benefits under such pension plan.

(d)    “Total and Permanent Disability” is a bodily injury or disease which, in the judgment of the Committee, wholly disables a Participant and will permanently, continuously and wholly prevent such Participant for life from engaging in his or her occupation or employment for wage or profit with an Employer.

SECTION A-2

TIME AND FORM OF DISTRIBUTION OF PRE-2005 ACCOUNT

A-2.1.    Time of Distribution of Pre-2005 Account. When a Participant made an election under the Prior Plan to defer compensation attributable to the Pre-2005 Account balance, the Participant also designated the time at which such Pre-2005 Account balance will be paid, which election shall be irrevocable and shall continue to apply hereunder. Distribution of a Participant’s Pre-2005 Account shall be made or commence to be made as soon as administratively feasible following the elected event of distribution, but in no case later than sixty (60) days after the event of distribution occurs. The Participant was permitted to elect the time he or she wished to receive payment of the Pre-2005 Account by selecting one or more of the following options:

(i)    the date the Participant voluntarily terminates employment;

(ii)    the date such Participant is granted benefits on account of Total and Permanent Disability under the Employer’s long-term disability plan or, if earlier, the date of a Participant’s Retirement from the Company or a Participating Employer;

(iii)    January 1 of the year following the year of a Participant’s Retirement from the Company or a Participating Employer;

(iv)    the last day of the Plan Year coincident with or immediately following the Participant’s attainment of an age which shall be specified by the Participant at the time of the election;

(v)    the date specified in (iv) above, if the Participant’s employment is involuntarily terminated prior to that date; or

(vi)    the date the Participant’s employment ends, regardless of the reason, if the option otherwise elected by such Participant cannot be given effect on that date.

A-2.2    Form of Distribution of Pre-2005 Account. At the same time as a Participant made an election as to the time of payment of his or her Pre-2005 Account balance, he or she also elected the form in which such payments will be made, which election shall continue to apply under this Plan. This election was a one-time, irrevocable election which shall apply to all amounts in the Pre-2005 Account balance.

The Pre-2005 Account shall be paid in cash in one of the following forms:

(i)    cash lump-sum;

(ii)    equal annual cash installments over a period of five (5) years; or

(iii)    equal annual cash installments over a period of ten (10) years.

SECTION A-3

DISTRIBUTION IN EVENT OF DEATH

A-3.1    Death Benefit. In the event of a Participant’s death prior to the distribution of the entire balance in such Participant’s Pre-2005 Account, distribution of the then unpaid Pre-2005 Account balance shall be paid to his or her Beneficiary within sixty (60) days of the date the Committee has verified the identity of the Beneficiary and the Beneficiary has established the right to receive payment of a Participant’s benefits under the Plan.

A-3.2    Default Takers. If a Participant fails to make a valid Beneficiary designation, makes such a designation but is not survived by any named Beneficiary, or makes such a designation but the designation does not effectively dispose of all benefits payable after the Participant’s death, then and to the extent benefits are payable after the Participant’s death, all such benefits shall be paid in accordance with the laws of intestate succession of the jurisdiction in which the Participant was domiciled as of the date of death.

A-3.3    Form of Distribution. Distribution to a Beneficiary shall be made in a cash lump sum; provided, however, a Beneficiary may elect to receive equal annual cash installments over a period of five (5) or ten (10) years if such election is made within thirty (30) days after the date of the Participant’s death.

A-3.4    Death of Beneficiary. If a Beneficiary dies before receiving payment of all amounts allocated to his or her Accounts under the Plan, then all such unpaid benefits shall be paid as a lump sum in accordance with the laws of intestate succession of the jurisdiction in which the Beneficiary was domiciled as of the date of death.

SECTION A-4

EMERGENCY WITHDRAWALS

A-4.1    General. A Participant who has not experienced his or her designated event of distribution may, on a showing of an unforeseeable emergency or extraordinary circumstance, request a withdrawal from the Plan. For this purpose, an unforeseeable emergency or extraordinary circumstance is a situation resulting from events beyond the control of the Participant which has created a severe financial hardship the Participant has insufficient liquid assets to meet. The amount of such a withdrawal which may be approved by the Committee, in its sole discretion, shall be the amount necessary to alleviate the Participant’s emergency. An emergency withdrawal cannot be requested more frequently than once each Plan Year.

A-4.2    Emergency. For purposes of this Section A-4, the Committee or its delegate, on a uniform and nondiscriminatory basis, shall determine whether the facts and circumstances relevant to a Participant’s situation represent an unforeseeable emergency or other similar extraordinary circumstance. The Committee may require such proof as it deems appropriate from the Participant to evidence the existence of the emergency.

A-4.3    Severe Financial Hardship. To demonstrate the emergency or circumstance has created a severe financial hardship which cannot be met from other resources, the Participant shall provide such documents or information as the Committee may require to certify the need cannot be relieved (i) through reimbursement from insurance, (ii) by reasonable liquidation of assets that would not create a severe financial hardship, or (iii) by cessation of Before-tax Deposits under the Plan.

A-4.4    Time for Payment. Distributions pursuant to this Section A-4 shall be made as soon as administratively feasible after the withdrawal is approved by the Committee. If a Participant should die after requesting an emergency withdrawal, but prior to the distribution thereof, the withdrawal election shall be deemed revoked.

A-4.5    Committee Discretion. Approval of an emergency withdrawal shall be in the sole discretion of the Committee, and no such approval shall be given if the Committee determines allowing such withdrawal may have an adverse tax consequence to the Company, Participating Employers, the Plan or other Participants.

SECTION A-5

CHANGE IN CONTROL

A-5.1    Effect on Participants. If a Participate terminates employment, whether voluntarily or involuntarily (other than by reason of death), with the Employer within three (3)

years following a Change in Control, then notwithstanding the benefit election previously made by such Participant and other Plan provisions to the contrary, such Participant shall receive all of his or her Plan benefits in a cash lump sum on the lump sum date unless such Participant timely elects otherwise in accordance with Section A-5.2. The lump sum date shall be the first business day of the third calendar month following the calendar month in which such Participant so terminates employment.

The provisions of this Section shall also apply to a Participant who so terminates employment before a Change in Control if the Participant has entered into a Key Exeuctive Employment and Severance Agreement (“KEESA”) and is entitled to benefits thereunder pursuant to Section 2(b) of the KEESA; provided, however, in such circumstances the lump sum date shall be determined as if the Participant had so terminated employment on the day following the date of the Change in Control.

A-5.2    Election to Forego Lump Sum. A Participant otherwise entitled to receive a lump sum pursuant to Section A-4.1 may elect to forego payment of the lump sum if he or she so elects in writing and files such writing with the Committee no later than thirty (30) days before the lump sum date. If a Participant timely elects to forego the lump sum payment, such Participant’s Plan benefits shall be paid in accordance with the Participant’s otherwise effective benefit elections and Plan provisions apart from this Section A-5.

A-5.3    No Delay in Payment. Application of this Section A-4 shall not delay the date for payment of benefits as otherwise elected by a Participant or as otherwise provided under the Plan apart from this Section A-5.

A-5.4    Notice of Lump Sum Entitlement and Election to Forego Lump Sum. No later than five (5) days following the date of the Change in Control, the Committee shall cause a notice to be sent to all Participants to whom the provisions of this Section A-5 may apply. Such notice shall be sent in a manner reasonably calculated to be actually and timely received by such Participants, and shall reasonably inform such Participants of the provisions of this Section A-4 and such Participant’s rights and entitlements hereunder. In the event such notice is not timely sent as to a Participant, then at such Participant’ election the lump sum date and the date for electing to forego such lump sum shall be appropriately adjusted to reflect the time periods that would have applied had such notice been timely sent.